EXHIBIT 5-A

[DORSEY & WHITNEY LLP LETTERHEAD]

Otter Tail Corporation
215 South Cascade Street, Box 496
Fergus Falls, Minnesota 56538

Re:	Post-Effective Amendment No. 1 to Registration Statement on Form S-3

Ladies and Gentlemen:

     Reference is made to the Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (the “Registration Statement”) that you intend to file with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the purpose of registering up to 1,000,000 shares (the “Shares”) of common stock, par value $5.00 per share, of Otter Tail Corporation (the “Company”). The Shares represent additional shares of common stock issuable from time to time under the Company’s Automatic Dividend Reinvestment and Share Purchase Plan (the “Plan”) as a result of a two-for-one stock split effected on March 15, 2000.

     We have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

DORSEY & WHITNEY LLP

Otter Tail Corporation

     Based on the foregoing, we are of the opinion that the Shares to be issued by the Company pursuant to the Plan have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

     Our opinions expressed above are limited to the laws of the State of Minnesota.

     We hereby consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Validity of common shares” contained in the prospectus that is part of the Registration Statement.

Date: November 15, 2002

Very truly yours,

/s/ Dorsey & Whitney LLP

GLT